Exhibit 10.26

                    Rayonier Key Executive Insurance Program

     The Rayonier Key Executive Insurance Program (formerly known as the Rayonier Split-Dollar Life Insurance-Deferred Compensation Retention Benefit Program) is designed to promote retention of eligible senior executives by providing enhanced benefits for a 15-year period from date of retirement. This Program includes an early retirement benefit option available at the later of age 60 or five years following the Program implementation date (January 1, 2000). An executive who voluntarily leaves the Company's employ prior to eligible retirement does not receive the enhanced benefits.

     The Company has purchased a life insurance policy for each of the four eligible executives to facilitate funding of Program benefits, with premiums paid by the Company to be recaptured upon the executive's death. Prior to February 2003, if death occurred prior to retirement, the portion of the death benefit remaining after refund of premiums to the Company was paid to the executive's estate. With the passage of the Sarbanes-Oxley Act of 2002, all such "split-dollar" life insurance arrangements came into question as potentially violating the Act's prohibition of company loans to executive officers. Accordingly, in February 2003 Messrs. Nutter, Pollack and O'Grady voluntarily signed over the pre-retirement death benefits to the Company. As a result, neither they nor their estates are beneficiaries under the policies, and the "split-dollar" feature has been removed. In order to address the resulting potential for the Company's tax-free receipt of death benefits in excess of premiums paid upon a covered executive's death prior to retirement, the Compensation and Management Development Committee, at its February 2003 meeting, approved payment of any such excess death benefits to the covered executive's beneficiary or estate.

     Change in Control protection is provided for Program benefits both prior to and after retirement by virtue of the individual life insurance policies being held in a trust established by the Company. Under the Trust Agreement, upon a Change in Control, the Company would transfer any amounts due the eligible executives under the Program to the trust, with subsequent payment to the executive, or his/her beneficiary, made directly by the trust.

     The annual benefits under the Key Executive Life Insurance Program for each eligible executive, in the event of early retirement and at age 65 retirement, respectively, are as follows: Mr. Nutter, $60,000 and $70,000; Mr. Pollack, $40,000 and $50,000; and Mr. O'Grady, $40,000 and $50,000.